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                                                                    EXHIBIT 99.1
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[COMPANY LOGO APPEARS HERE]
                                             Contact:  Anthony J. Allott
Applied Extrusion Technologies, Inc.                   Senior Vice President and
3 Centennial Drive, Peabody, MA 01960                  Chief Financial Officer
976-538-1500   .   Fax 978-538-1557                    (978) 538-1516

FOR IMMEDIATE RELEASE
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                     APPLIED EXTRUSION TECHNOLOGIES, INC.
                 SELLS SPECIALTY NETS AND NONWOVENS BUSINESS;
                BOLSTERS BALANCE SHEET FOR FUTURE ACQUISITIONS

BOSTON, MA, October 8, 2001 -- Applied Extrusion Technologies, Inc. (NASDAQ
NMS: AETC) today announced that it has sold its Specialty Nets and Nonwovens business to DelStar Technologies, Inc., a company formed by RFE Investment Partners of New Canaan, Connecticut. The business, located in Middletown, Delaware, generated annual sales in the most recent fiscal year of approximately $20,000,000 through the manufacture and sale of nets and nonwoven media. The gross proceeds of the transaction were approximately $23,000,000, and the Company will record a non-cash loss in the fourth fiscal quarter of 2001 of approximately $6,900,000.

"The sale of the Specialty Nets and Nonwovens business represents the divestiture of our only non-core business," commented Thomas E. Williams, President and Chief Executive Officer, "and will allow us to focus exclusively on our OPP films business. Given our leadership position in the strengthening OPP films market, we believe now is the time to sharpen our focus on this market and build a strong balance sheet to support aggressive growth opportunities. Including the proceeds from the sale, the Company has over $45,000,000 of cash and cash equivalents, approximately $70,000,000 of availability under a line of credit with nominal debt maturities for the next ten years and is currently generating significant free cash flow from operations. These financial resources, combined with our market leadership, innovative product development capabilities and highly efficient manufacturing operations, strongly position us to strengthen our industry leadership position both through additional acquisitions and internal growth."

Applied Extrusion Technologies, Inc. is a leading developer and manufacturer of highly specialized plastic films used primarily in consumer products labeling and flexible packaging applications. Through its technological innovations, AET is a leader in the North American oriented polypropylene films market.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company's efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.